CONFORMED COPY

                             VOTING AGREEMENT

               VOTING AGREEMENT (this "Agreement") dated as of March 22, 1999 among MediaOne Group Inc., a Delaware corporation ("MediaOne"), Sural Corporation, a Delaware corporation ("Comcast Stockholder"), a stockholder of Comcast Corporation, a Pennsylvania corporation ("Comcast") and Brian L. Roberts, a Pennsylvania resident and a stockholder of Comcast Stockholder.

               WHEREAS, Comcast Stockholder owns 795,038 shares of Comcast's Class A Common Stock, par value $1.00 per share (the "Comcast Class A Common Stock"), and 8,786,250 shares of Comcast's Class B Common Stock, par value $1.00 per share ("Comcast Class B Common Stock") (all shares of Comcast Class A Common Stock and Comcast Class B Common Stock owned as of the date hereof and which may be hereafter be acquired by Comcast Stockholder prior to the termination of this Agreement shall be referred to herein as the "Comcast Shares");

               WHEREAS, Comcast and MediaOne propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement"), which provides, among other things, that MediaOne will merge with and into Comcast (the "Merger") (capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

               WHEREAS, in connection with the Merger, the articles of incorporation of Comcast may be amended to increase the number of shares of authorized Class A Special Common Stock, par value $1.00 per share (the "Comcast Common Stock"), of Comcast;

               WHEREAS, it is a condition to the willingness of MediaOne to enter into the Merger Agreement that Comcast Stockholder agree, and in order to induce MediaOne to enter into the Merger Agreement, Comcast Stockholder has agreed, to enter into this Agreement;

               NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                 ARTICLE 1

                         VOTING OF COMCAST SHARES

               SECTION 1.1. Voting Agreement. Comcast Stockholder hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of Comcast, however called, and in any action by consent of the stockholders of Comcast, Comcast Stockholder shall vote its Comcast
Shares: (i) in favor of the issuance of shares of Comcast Common Stock in the Merger, as contemplated by the Merger Agreement, (ii) in favor of amending the articles of incorporation of Comcast, as contemplated by the Merger Agreement, (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Comcast under the Merger Agreement or that would result in any of the conditions to the obligations of Comcast under the Merger Agreement not being fulfilled, (iv) in favor of any other matter relating to the consummation of the Merger with respect to which Comcast Stockholder may be entitled to vote, (v) in favor of the election of the New Directors to the Comcast Board of Directors at each meeting where such New Directors are required to be nominated pursuant to Section 7.05 of the Merger Agreement, and (vi) against any other matter that would reasonably be expected to interfere with the Merger including any transaction that would result in a breach of the Merger Agreement by Comcast. Comcast Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

                                 ARTICLE 2

           REPRESENTATIONS AND WARRANTIES OF COMCAST STOCKHOLDER

               Comcast Stockholder hereby represents and warrants to MediaOne as follows:

               SECTION 2.1. Authority Relative to this Agreement. Comcast Stockholder has all necessary power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Comcast Stockholder and the consummation by Comcast Stockholder of the transactions contemplated hereby have been duly and validly authorized by Comcast Stockholder, and no other proceedings on the part of Comcast Stockholder are necessary to authorize the execution and delivery of this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Comcast Stockholder and constitutes a legal, valid and binding obligation of Comcast Stockholder, enforceable against Comcast Stockholder in accordance with its terms. Comcast Stockholder has provided MediaOne with complete copies of its certificate of incorporation and bylaws.

               SECTION 2.2. No Conflict. (a) The execution and delivery of this Agreement by Comcast Stockholder do not, and the performance of this Agreement by Comcast Stockholder will not, (i) conflict with or violate the certificate of incorporation or bylaws of Comcast Stockholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Comcast Stockholder or by which Comcast Stockholder's Comcast Shares are bound or affected or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Comcast Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Comcast Stockholder is a party or by which Comcast Stockholder or the Comcast Shares are bound or affected, except, in the case of clauses (ii) and
(iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay the performance by Comcast Stockholder of its obligations under this Agreement.

               (b) The execution and delivery of this Agreement by Comcast Stockholder do not, and the performance of this Agreement by Comcast Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except (i) filings with the SEC under the 1934 Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Comcast Stockholder of its obligations under this Agreement.

               SECTION 2.3. Title to the Comcast Shares. Comcast Stockholder is the owner of the Comcast Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances (collectively, "Liens") of any nature whatsoever except that 500,000 shares of Comcast Class B Common Stock have been pledged to a commercial lending institution to secure a loan. Other than the Comcast Shares, Comcast Stockholder does not own, either of record or beneficially, any other voting securities of Comcast. Comcast Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Comcast Shares. Comcast Stockholder has sole voting power with respect to the Comcast Shares and Comcast Stockholder has the sole power to direct the voting of such shares.

                                 ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF BRIAN L. ROBERTS

               Brian L. Roberts hereby represents and warrants to MediaOne as follows:

               SECTION 3.1. Authority Relative to this Agreement. Brian L. Roberts has all necessary power, authority and legal capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Brian L. Roberts and the consummation by Brian L. Roberts of the transactions contemplated hereby have been duly and validly authorized by Brian L. Roberts. This Agreement has been duly and validly executed and delivered by Brian L. Roberts and constitutes a legal, valid and binding obligation of Brian L. Roberts, enforceable against Brian L. Roberts in accordance with its terms.

               SECTION 3.2. No Conflict. (a) The execution and delivery of this Agreement by Brian L. Roberts do not, and the performance of this Agreement by Brian L. Roberts will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Brian L. Roberts or by which Brian L. Roberts's shares in Comcast Stockholder are bound or affected or (ii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares in Comcast Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Brian L. Roberts is a party or by which Brian L. Roberts or the shares in Comcast Stockholder are bound or affected, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay the performance by Brian L. Roberts of his obligations under this Agreement.

               (b) The execution and delivery of this Agreement by Brian L. Roberts do not, and the performance of this Agreement by Brian L. Roberts will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except (i) filings with the SEC under the 1934 Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Brian
L. Roberts of his obligations under this Agreement.

               SECTION 3.3. Title to the Comcast Shares. Brian L. Roberts is the owner, free and clear of all Liens, of the shares of the stock of Comcast Stockholder entitled to cast a majority of the votes entitled to be cast by the stockholders of Comcast Stockholder in the election of directors of Comcast Stockholder.

                                 ARTICLE 4

           COVENANTS OF COMCAST STOCKHOLDER AND BRIAN L. ROBERTS

               SECTION 4.1. No Inconsistent Agreement. Comcast Stockholder hereby covenants and agrees that it shall not enter into any voting agreement or grant a proxy or power of attorney or take any other action with respect to the Comcast Shares which is inconsistent with this Agreement.

               SECTION 4.2. Transfer of Title. Comcast Stockholder hereby covenants and agrees that, prior to the Effective Time, Comcast Stockholder will not transfer ownership of any of its Comcast Shares except (i) for transfers by Comcast Stockholder of Comcast Class A Common Stock in exchange for an equal number of shares of Comcast Class B Common Stock and (ii) for transfers after the Comcast Stockholders meeting to a transferee that agrees in writing to be bound by the terms and conditions of this Agreement. Nothing else contained in this Agreement shall be construed to prohibit any transfer permitted by this Section 4.2.

               SECTION 4.3. Post-Closing Dispositions. (a) Comcast Stockholder hereby covenants and agrees that, after the Effective Time and until the second anniversary of the Effective Time, Comcast Stockholder will not transfer ownership of any of its Comcast Shares except (i) for transfers by Comcast Stockholder of Comcast Class A Common Stock in exchange for an equal number of shares of Comcast Class B Common Stock, (ii) for transfers in connection with any transaction involving Comcast which transaction provides an opportunity for stockholders of Comcast to dispose of all shares of Comcast Class A Common Stock and Comcast Common Stock, (iii) for any transfers occurring after the deaths of Brian L. Roberts and Ralph J. Roberts or (iv) for any transfers that do not result in Comcast Stockholder owning less than a majority of the votes ordinarily entitled to be cast by the stockholders of Comcast in the election of directors.

               (b) Prior to the deaths of Brian L. Roberts and Ralph J. Roberts, Brian L. Roberts hereby covenants and agrees that, after the date hereof and until the second anniversary of the Effective Time, he will not transfer ownership of any of his voting securities in Comcast Stockholder except (i) for transfers to his spouse, parents, siblings, lineal descendants, other close relatives and their respective spouses (Brian L. Roberts and each other such other individual, a "Permitted Individual"), or any trust which is established solely for the benefit of Permitted Individuals, or any partnership, corporation or other entity, all of the equity interests of which are owned by Permitted Individuals (such Permitted Individuals, trusts, partnerships, corporations and other entities, "Permitted Holders"); provided that such transferee or transferees agrees to be bound by the provisions of this Section 4.3(b), (ii) for transfers in connection with any transaction which provides an opportunity for stockholders of Comcast to dispose of all shares of Comcast Class A Common Stock and Comcast Common Stock, (iii) for any transfers by operation of family laws or inheritance laws and (iv) for any transfers that do not result in the Permitted Holders owning, directly or indirectly, less than a majority of the votes entitled to be cast by the stockholders of Comcast Stockholder in the election of directors of Comcast Stockholder.

                                 ARTICLE 5

                               MISCELLANEOUS

               SECTION 5.1. Termination. This Agreement shall terminate on the earlier to occur of (i) one day after the date of the second annual meeting of shareholders of Comcast occurring after the Effective Time and (ii) the date of the termination of the Merger Agreement.

               SECTION 5.2. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that MediaOne shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

               SECTION 5.3. Enforcement. Any determination with respect to Comcast Stockholder's compliance with this Agreement after the Effective Time, including without limitation any determination as to the enforcement action or actions to be taken by the Surviving Corporation in connection with such determination, shall be made for the Surviving Corporation by the majority vote of the members of the New Directors Committee.

               SECTION 5.4. Entire Agreement. This Agreement constitutes the entire agreement among the parties, and supersedes all prior written and oral and all contemporaneous oral agreements and understandings, with respect to the subject matter hereof.

               SECTION 5.5. Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

               SECTION 5.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

               SECTION 5.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under principles of conflicts of law applicable hereto.

               SECTION 5.8. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               SECTION 5.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

               SECTION 5.10. Assignments. This Agreement shall not be assigned by any party hereto.

               SECTION 5.11. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, Comcast shall be the intended beneficiary of the agreements and covenants of the parties hereto.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.





                                   MEDIAONE GROUP, INC.


                                   By: /s/ Charles M. Lillis
                                       ---------------------------------
                                       Name:  Charles M. Lillis
                                       Title: President, Chief Executive
                                              Officer and Chairman


                                   SURAL CORPORATION


                                   By: /s/ Ralph J. Roberts
                                       ---------------------------------
                                       Name:  Ralph J. Roberts
                                       Title: President


                                       /s/ Brian L. Roberts
                                       ---------------------------------
                                       Brian L. Roberts